UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: May 1, 2012

(Date of earliest event reported)

eResearchTechnology, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-29100	22-3264604
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1818 Market Street, Philadelphia, PA		19103
(Address of principal executive offices)		(Zip Code)

215-972-0420

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 1, 2012, eResearchTechnology Limited (“ERT Limited”), an indirect wholly owned subsidiary of eResearchTechnology, Inc. (“ERT”), entered into a sublease with Diligenta Limited for a new facility in Lynch Wood, Peterborough, Cambridgeshire. The sublease is subject to the Head Lease entered into on March 31, 2006 between Mapeley Gamma Acquisition Co (2) Limited (the “Prime Landlord”) and Diligenta Limited. This new facility will replace ERT Limited’s existing facility in Pegasus House, Bakewell Road, Peterborough, Cambridgeshire. ERT Limited anticipates that the new Lynch Wood lease will commence on June 30, 2012; however, ERT Limited has the option to commence the lease as early as June 1, 2012. The new lease provides for the rental of approximately 17,537 square feet compared to approximately 16,962 square feet in the current facility, and includes office and other space in addition to parking for 65 vehicles. The term of the lease is 5.5 years. The initial base rent under the lease will be approximately £254,286 per year paid on a quarterly basis; provided, however, that the lease provides for no rental payments from commencement through February 1, 2013. Other annual expenses in addition to base rate will include (i) operating expenses which we currently estimate will be approximately £8,800 per month; (ii) service charges which will initially be £4.50 per square foot; (iii) insurance rent which will initially be £0.27 per square foot and (iv) applicable business rates, which is a local tax on the occupation of non-domestic property and which are currently approximately £50,000 annually. All payments are subject to statutory value added tax (currently a 20% rate). The base rent and the service charges will be subject to annual adjustment based on changes in the United Kingdom’s retail price index, and the insurance rent will be subject to adjustment based on changes in the landlord’s insurance obligations under the Head Lease. Commencement of the sublease is subject to the consent of the Prime Landlord.

Also on May 1, 2012, ERT Limited entered into an Agreement to Surrender with BGL Group Limited, the landlord under the current lease, to terminate the current lease on October 7, 2012, which is approximately 8 months earlier than the termination date contemplated in the original lease. BGL Group Limited had requested that ERT Limited terminate the lease prior to its scheduled expiration and thus, in connection with the termination, BGL Group agreed to pay ERT Limited the sum of £157,000 and agreed to release ERT Limited from certain other obligations that we estimate would have required ERT Limited to pay an additional £80,000. The agreement includes a release by each party of any claims against the other party.

The foregoing is only a summary of the material terms of the lease and the surrender agreement. These agreements will be filed as exhibits to ERT’s Report on Form 10-Q for the Fiscal Quarter ending June 30, 2012.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

See Item 1.01 for a discussion of the obligations of ERT Limited and ERT under the lease dated May 1, 2012 described therein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eResearchTechnology, Inc. (Registrant)

Date: May 4, 2012	By:	\s\ Keith D. Schneck
Keith D. Schneck,
Executive Vice President, Chief Financial Officer and Secretary